UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

STERICYCLE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following communication was sent to account managers of Stericycle, Inc. on June 3, 2024.

Overview

It was announced this morning that Stericycle has agreed to be acquired by WM, one of North America’s leading providers of comprehensive environmental solutions.

Your Role

It is likely that your account contacts will have questions and will reach out to you. Below are talking points and Q&A to guide reactive conversations regarding this news. Keep in mind to utilize the appropriate sections based on geographic location of the customer.

Communication Protocols

This document is intended for your use only and should not be distributed or forwarded.

It is critical that we speak with one voice. Please do not speculate, make assumptions, address rumors, or discuss any details not provided in this document. If you are asked a question that is not covered in this document, please do not speculate or make up an answer. Instead, take note of the question and respond with the following:

“I am not sure how to answer your question, and I don’t want to provide any information that may not be accurate. I am happy to pass your question along and get back to you.”

Refer any questions that you are unable to answer to your Commercial Leader – Kelly Caruso, Ammon Woods, Joel Perez, James Cardwell Moore, or Duncan Brown.

Talking Points and Q&A

•	Thank you for reaching out about this.

•	As you’ve seen, we announced that Stericycle has agreed to be acquired by WM.

•	WM provides collection, recycling, disposal, and sustainability services to millions of municipal, residential, and corporate customers across the U.S. and Canada.

•	We are excited about what this means for you and our partnership.

•	Stericycle’s regulated medical waste management and secure information destruction solutions are highly complementary to WM’s.

•

Our services fit together with theirs to provide a more attractive offering for our customers. Our business will be integral to WM’s waste management ecosystem and enhance our ability to meet the needs of customers of all sizes.

•

Meanwhile, WM has expertise in logistics and technology-enabled cost optimization, and greater resources to bolster our business, and there are more benefits for our customers that will come along with investments to add capacity, drive innovation, and enhance the customer experience.

•	There’s a lot of opportunity ahead, and our focus remains on serving you. Nothing about our services, your contracts, or your Stericycle contacts will change as a result of this news.

•	Until the transaction closes, it’s business as usual and Stericycle and WM will remain separate companies, just like we always have been.

•	We expect to close this transaction as early as the fourth quarter of 2024.

•	Thank you for your partnership – I look forward to continuing to work together.

•	I’m happy to answer any questions you may have with the information available right now.

Q&A

1.	What is happening to Stericycle?

Stericycle has agreed to be acquired by WM for $7.2 billion or $62.00 per share.

2.	Who is WM?

WM is one of North America’s leading providers of comprehensive environmental solutions – providing collection, recycling, and disposal services to millions of residential, commercial, industrial, and municipal customers throughout the U.S. and Canada.

3.	When will the transaction close?

We expect to complete the transaction as early as the fourth quarter of 2024.

4.	What happens between now and closing?

Until the transaction is complete, which we expect as early as the fourth quarter of 2024, Stericycle and WM will continue to operate separately, as independent companies. Between now and closing, WM and Stericycle will be working to secure regulatory and shareholder approvals and meet closing conditions.

5.	Why WM and why now?

Stericycle has been on a tremendous journey over the past five years to transform the business into a stronger, healthier company. This transaction is a testament to that hard work and delivers significant value to our shareholders while also creating opportunities for our customers and team members.

We are bringing together the leader in solid waste and our expertise in regulated medical waste and secure information destruction services. As customers seek to manage a greater volume and variety of materials in a safe, responsible, and sustainable way, our combined breadth, scale, and expertise is expected to provide enhanced service levels. With WM’s expertise in logistics and technology-enabled cost optimization, Stericycle’s business will benefit from greater resources to bolster our capacity, drive innovation, enhance the customer experience, and help customers achieve their sustainability goals.

6.	How will this impact me?

We are excited about the numerous benefits this transaction will bring to customers. Until the transaction closes, it remains business as usual, and WM and Stericycle will remain separate companies. Rest assured our focus is on delivering value to our customers and providing the dedicated attention and service that you expect from us.

Once the transaction is complete, we expect that joining with WM will enhance our customer value proposition with stronger, more diversified services and solutions. With WM’s expertise in logistics and technology-enabled cost optimization, Stericycle’s business will benefit from greater resources to bolster our capacity, drive innovation, enhance the customer experience, and help customers achieve their sustainability goals.

7.	Will there be a change in pricing?

Our businesses will continue to be independent until the transaction is completed. As always, pricing levels will continue to be reviewed and adjusted as appropriate.

8.	Will I be forced to bundle my solid waste services with WM if I want to remain a Stericycle customer for regulated medical waste management?

No.

9.	WM only operates in North America. What does this mean for Stericycle’s international business?

All of Stericycle’s operations will become part of WM in this transaction. Stericycle is a strong fit and important growth opportunity for WM and our business will benefit from being part of a larger company with greater resources.

Our international customers care deeply about sustainability, something WM is strongly committed to. With their leadership in sustainability and renewables, we expect our service offerings and expertise will help all customers achieve their sustainability goals.

10.	Will my point of contact at Stericycle change?

No. Until the transaction closes, it is business as usual. Please continue to reach out to your account manager with any questions.

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger involving Stericycle, Inc. (“Stericycle”), Stag Merger Sub Inc., and Waste Management, Inc. Stericycle expects to seek, and intends to file with the SEC a proxy statement and other relevant documents in connection with a special meeting of the Stericycle stockholders for purposes of obtaining, stockholder approval of the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Stericycle and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF STERICYCLE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT STERICYCLE AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Stericycle with the SEC at the SEC’s website at www.sec.gov or from Stericycle at its website at investors.stericycle.com.

Participants in the Solicitation

Stericycle and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Stericycle’s stockholders in connection with the proposed transaction will be set forth in Stericycle’s definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by Stericycle’s stockholders. You may also find additional information about Stericycle’s directors and executive officers in Stericycle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 28, 2024, Stericycle’s Definitive Proxy Statement for its 2024 annual meeting of stockholders, which was filed with the SEC on April 5, 2024, and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Stericycle or its management is discussing its beliefs, estimates or expectations. Such statements generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” “continues,” “may,” “plan,” “will,” “goal,” or similar expressions. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, many of which are outside Stericycle’s control, which could cause actual results to differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation: (1) the inability to consummate the proposed transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Agreement and Plan of Merger, dated as of June 3, 2024 (the “Merger Agreement”), the failure to obtain required regulatory approvals for the proposed transaction or the failure to satisfy the other conditions to the consummation of the proposed transaction; (2) the risk that the Merger Agreement may be terminated in circumstances requiring Stericycle to pay a termination fee; (3) the risk that the proposed transaction disrupts Stericycle’s current plans and operations or diverts management’s attention from its ongoing business; (4) the effect of the announcement of the proposed transaction on the ability of Stericycle to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (5) the effect of the announcement of the proposed transaction on Stericycle’s operating results and business generally; (6) the significant costs, fees and expenses related to the proposed transaction; (7) the risk that Stericycle’s stock price may decline significantly if the proposed transaction is not consummated; (8) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed transaction and instituted against Stericycle and/or its directors, executive officers or other related persons; and (9) other factors that could affect Stericycle’s business such as, without limitation, inflationary cost pressure in labor, supply chain, energy, and other expenses, decreases in the volume of regulated wastes or personal and confidential information collected from customers, and disruptions resulting from deployment of systems, disruptions in our supply chain, changing market conditions in the healthcare industry, competition and demand for services in the regulated waste and secure information destruction industries, Sorted Office Paper (“SOP”) pricing volatility or pricing volatility in other commodities, changes in the volume of paper processed by our secure information destruction business and the revenue generated from the sale of SOP, and changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste or the proper handling and protection of personal and confidential information.

If the proposed transaction is consummated, Stericycle’s stockholders will cease to have any equity interest in Stericycle and will have no right to participate in its earnings and future growth. These and other factors are identified and described in more detail in Stericycle’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as Stericycle’s subsequent filings and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on Stericycle’s projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, Stericycle undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.